EXHIBIT 99.1

    Kroger Orders 500 Additional Self-Checkout Systems From Optimal Robotics


Montreal, Quebec (January 30, 2001) - Optimal Robotics Corp. (NASDAQ: OPMR), North America's leading provider of retail self-checkout systems, today announced that The Kroger Co. (NYSE: KR) has signed a letter of commitment to purchase an additional 500 U-Scan(R)Express self-checkout systems for 2001 delivery. U-Scan is already installed in more than 400 Kroger-owned stores across the country.

"Kroger has again expanded its commitment to U-Scan(R) self-checkout systems", said Henry M. Karp, President and Chief Operating Officer of Optimal Robotics. "We are very proud to be associated with Kroger, the premier supermarket company in the U.S., and we believe that Kroger's increased commitment to U-Scan(R) once again proves that Optimal's U-Scan(R) systems are the industry standard for the self-checkout market", added Mr. Karp.

"We have been very pleased with customer response to the U-Scan(R) self-checkout systems now installed in more than 400 of our stores", said Michael Heschel, Kroger Executive Vice President of Information Systems and Services. "Customers of all ages have found U-Scan(R) to be convenient and easy to use. Self-checkout systems are one more example of how Kroger is using technology to enhance customer service and convenience. "

Headquartered in Cincinnati, Ohio, Kroger is the nation's largest retail grocery chain. At the end of the third quarter of 2000, the Company operated 2,343 supermarkets and multi-department stores in 31 states under nearly two dozen banners, including Kroger, Fred Meyer, Ralphs, Smith's, King Soopers, Dillon, Fry's, City Market, Food 4 Less and Quality Food Centers. Kroger also operates 787 convenience stores, 396 fine jewelry stores, 66 supermarket fuel centers and 42 food processing plants.

Optimal Robotics Corp. is the leading provider of self-checkout systems to retailers in North America. The Company's principal product is U-Scan(R), an automated self-checkout system which enables shoppers to scan, bag and pay for their purchases with limited or no assistance from store personnel. U-Scan(R), which processed over 150 million shopper transactions in 2000, is designed to reduce retailer checkout costs and increase shoppers' convenience.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, domestic and international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Optimal with the Securities and Exchange Commission. Optimal disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.